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                                                              EXHIBIT 10.10

                    RETIREMENT INCOME RESTORATION PLAN
                          OF ENSERCH CORPORATION
                  AND PARTICIPATING SUBSIDIARY COMPANIES

     ENSERCH Corporation, a Texas corporation having its principal executive office in Dallas, Texas, and its subsidiary, Ebasco Services Incorporated, hereinafter referred to collectively as the "Companies," hereby adopt the Retirement Income Restoration Plan of ENSERCH Corporation and Participating Subsidiary Companies, hereinafter referred to as the "Plan," effective January 1, 1984, as follows:

                              Article I
                             Definitions

     Unless qualified by the context or otherwise defined herein, the terms used herein shall have the meanings assigned to them as applicable under the provisions of the Retirement and Death Benefit Program of 1969 of ENSERCH Corporation and Participating Subsidiary Companies and the Ebasco Services Incorporated Pension Plan for Salaried Employees, as now in effect and as may be amended hereafter from time to time, hereinafter referred to collectively as the "Basic Plans"' and individually as the "Basic P]an."

     "Limitations" shall mean the reductions imposed on the benefits provided under the Basic Plans in order to comply with Sections 415 and 401(a)(17) of the Internal Revenue Code of 1986.

     A "Participating Employee" is an employee who is entitled to benefits under this Plan as a result of Limitations.

     The terms "Change in Control," "Cause," and "Good Reason" shall have the meanings assigned to them under the provisions of the change in control agreements dated December 13, 1988, between Messrs. R. G. Fowler, W. T. Satterwhite, et. al., and the
Corporation.

     "Service" shall have the meaning assigned to the terms
Benefit Service or Credited Service in and by the Basic Plans.

                                Article II
                                  Purpose

     The purposes of this Plan are (a) to restore benefits to those employees and their designated beneficiaries who are entitled to receive benefits under the Basic Plans to the extent that those benefits are, or will be, reduced by Limitations, and
(b) if a Participating Employee's employment is terminated by the Corporation without Cause or by the Participating Employee for Good Reason within three years of a Change in Control of the Corporation, to provide increased retirement benefits as set forth in Section 4.1.

                             Article III
                            Administration

     This Plan shall be administered by the Compensation Committee of the Board of Directors of ENSERCH Corporation, hereinafter referred to as the "Committee." Subject to the provisions of Article VI hereof, the Committee shall administer this Plan in a manner consistent with the administration of the 1969 Plan, as from time to time amended and in effect, except that this Plan shall be administered as a plan that is not intended to meet the requirements of Section 401(a) of the Internal Revenue Code of 1954. The Committee shall have full power and authority to interpret, construe, and administer this P]an, and the Committee's interpretations and constructions hereof, and its actions hereunder, including all determinations of the amounts and the recipients of payments to be made hereunder, shall be binding and conclusive with respect to all persons for all purposes. No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his own willful misconduct or lack of good faith.

                                Article IV
                                 Benefits

     Section 4.1 Amount of Benefits. Subject to the provisions of
Section 4.3 hereof any employee or beneficiary who is entitled to receive a benefit under a Basic Plan shall be entitled to receive a benefit hereunder equal to the excess, if any, of:

     (i) the amount of such employee's or beneficiary's benefit under the Basic Plan, determined without regard to the Limitations, plus the additional benefit that would be payable under the Basic Plan if an increase in his Service pursuant to Section 4.2 below is applicable, less
     (ii) the amount of the benefit actually payable to the employee or beneficiary under the Basic Plan and the amount of reduction of Plan payments described in the agreement or agreements between the Corporation and the employee relating to any individual annuity contracts purchased on behalf of the employee by the Corporation.

     Section 4.2 Additional Service. In the event a Participating Employee's employment is terminated within three (3) years after a Change in Control of the Corporation by the Corporation without Cause or by the Participating Employee for Good Reason, his years of Service for purposes of Section 4.1 shall mean his actual years of Service plus

     (a) in the case of the Chief Executive Officer of the Corporation and Participating Employees reporting directly to him, 3 additional years of Service; and

     (b) in the case of Participating Employees other than the Chief Executive Officer and Participating Employees reporting directly to him, 2 additional years of Service;

provided further that (i) in no case shall any Participating Employee as a result of this Change in Control provision be deemed to have more years of Service than he would have had if his employment had terminated on the first of the month coinciding with or Next following his sixty-fifth (65) birthday, and (ii) the foregoing clauses (a) and (b) shall have no effect on the computation of a Participating Employee's Average Monthly Earnings or are for purposes of determining any amounts payable to him under the Basic Plan.

     Section 4. 3 Payment of Benefits. Payment of benefits to an employee or beneficiary under this Plan shall be coincident with the payment of benefits made to the employee or beneficiary under the Basic Plan.

     Section 4.4 Employee's Rights to Benefits. An employee's rights under this Plan, including his rights to vested benefits, shall be the same as his rights under the Basic Plan, except that no payments due under this Plan shall be paid from any fund maintained under the Basic Plan. In no event shall an individual who is not entitled to benefits under the Basic Plan be entitled to a benefit under this Plan. Benefits under this Plan shall be paid sole]y from the general assets of the Companies, and no employee or beneficiary shall have any title to or beneficial interest in any assets of the Companies as a result of this Plan.

                                 Article V
                         Amendment and Termination

     While the Companies intend to maintain this Plan in conjunction with the Basic Plans for as long as necessary, the Board of Directors of ENSERCH Corporation reserves the right to amend or terminate this Plan if, in its sole judgment, amendment or termination is appropriate. However, if the Board should amend or discontinue this Plan, the Companies shall be liable for all benefits accrued under this Plan as of the date of such action (determined on the basis of the assumption that on such date each employee's employment terminated).

                                Article XI
                            Rights of Employees

     The Companies may, but are not required to, set aside funds for their convenience in order to facilitate the payment of any benefits that may be due hereunder. However, in the event that the Companies set aside funds, no employee or beneficiary shall have any right, title or interest in such funds while held by the Companies. Any employee or beneficiary who is entitled to receive a benefit under this Plan shall have the rights solely of a general and unsecured creditor.

                                Article VII
                               Miscellaneous

     Section 7.1 Assignment. The interest of an employee or beneficiary may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are payable, nor shall they be subject to garnishment, attachment, or other legal or equitable process nor shall they be an asset in bankruptcy, except that no amount shall be payable hereunder until and unless any and all amounts representing debts or other obligations owed to any Company by the individual to whom such amount would otherwise be payable shall have been fully paid and satisfied.

     Section 7.2 No Employment Rights. Nothing contained herein shall be construed as conferring upon any employee the right to continue in the employ of the Companies in any capacity.

     Section 7. Binding on Companies, Employees and Their Successors. The Plan shall be binding upon and inure to the benefit of the Companies, their successors and assigns and the employee and his heirs, executors, administrators, and legal representatives. The provisions of the Plan shall be applicable with respect to each Company separately, and amounts payable hereunder shall be paid by the Company that employed the individual employee in respect of whom benefits are due hereunder.

     Section 7.4 Arbitration. Any controversy arising out of, or relating to, the Plan or any modification thereof, including any claim for benefits, shall be settled by arbitration in Dallas, Texas (or, if applicable law requires some other forum, then such other forum) in accordance with the rules then obtaining of the American Arbitration Association. The District Court of Dallas County, Texas or, as the case may be, the United States District Court for the Northern District of Texas shall have jurisdiction for all purposes in connection with arbitration. Any process or notice of motion or other application to either of said courts, and any paper in connection with arbitration, may be served by certified mail, return receipt requested, or by personal service or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal, provided a reasonable time for appearance is allowed. Arbitration proceedings must be instituted within one year after the claimed breach occurred, and the failure to institute arbitration proceedings within such period shall constitute an absolute bar to the institution of any proceedings, and a waiver of all claims, with respect to such breach.

     Section 7. Withholding Tax. There shall be deducted from all amounts paid under this Plan any taxes required to be withheld by any Federal, state, local or other government. The employee and/or his beneficiary (including his estate) shall bear all taxes on amounts paid under this Plan to the extent that no taxes are withheld, irrespective of whether withholding is required.

     Section 7.6 Law Applicable. The Plan shall be construed in accordance with and governed by the laws of the State of Texas.

     Restated and adopted this 28th day of December, 1990.


                                   ENSERCH Corporation



                                   By   /s/ W. C. McCord
                                        W. C. McCord
                                        Chairman and President



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                            AMENDMENT TO THE
                    RETIREMENT INCOME RESTORATION PLAN
                          OF ENSERCH CORPORATION
                  AND PARTICIPATING SUBSIDIARY COMPANIES


     Pursuant to the provisions of Article V thereof, the Retirement Income Restoration Plan of ENSERCH Corporation and
Participating Subsidiary Companies (the "Plan") is hereby amended in the following respect only:

     The definition of "Limitations" in the Plan is hereby amended effective as of October 1, 1994 by restatement in its entirety to read as follows:

          "Limitations" shall mean the reductions imposed on the benefits provided under the Basic Plans in order to comply with Sections 415 and 401(a)(17) of the Internal Revenue Code of 1986, and the reduction in "compensation" considered for purposes of determining benefits under the Basic Plans on account of salary and bonuses deferred by an employee pursuant to the ENSERCH Corporation Deferred Compensation Plan.

     IN WITNESS WHEREOF, this Amendment has been executed this 30th day of September, 1994.

                                   ENSERCH CORPORATION



                                   By   /s/ D. W. Biegler
                                   Title:    Chairman, President
                                             and Chief Executive
                                             Officer